Exhibit 10.126

CERTIFICATE OF DEPOSIT ASSUMPTION AGREEMENT

Dated as of

November 11, 2004

Between

GEAUGA SAVINGS BANK

And

PAN AMERICAN BANK FSB

CERTIFICATE OF DEPOSIT ASSUMPTION AGREEMENT, dated as of November 11, 2004, between Geauga Savings Bank, an Ohio state chartered savings bank in Newbury, Ohio (“Purchaser”), and Pan American Bank, FSB, a federal savings bank (“Seller”).

RECITALS

A. Seller. Seller is a federal savings bank with its principal executive offices located in Burlingame, California.

B. Purchaser. Purchaser is a FDIC insured, Ohio state chartered savings bank, with its principal executive offices located in Newbury, Ohio.

C. The Transactions. Pursuant to the terms and conditions set forth below, Purchaser desires to assume and receive from Seller, and Seller desires to transfer to Purchaser, the internet deposit liabilities of Seller and cash equaling the principal and accrued interest on the assumed deposit liabilities (the “Business”).

NOW, THEREFORE, in consideration of their mutual promises and obligations and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

1.1 Certain Definitions. As used in this Agreement, the terms below shall have the meanings set forth below.

“Accrued Interest” on any deposit at any date means interest that is accrued on such deposit to such date and not yet posted to such deposit accounts or paid to the depositor.

“Affiliate” of a person means any person directly or indirectly controlling or controlled by or under direct or indirect common control with such person.

“Agreement” means this Certificate of Deposit Assumption Agreement, including all schedules, exhibits and addenda as modified, amended or extended from time to time.

“Assumed Deposits” means all Money Desk CDs existing on the Closing Date and assumed by Purchaser as of the Closing as referenced on Exhibit A hereto.

“Bank Merger Act” means Section 18(c) of the Federal Deposit Insurance Act, as amended.

“Brokered Deposits” shall mean deposits which if assumed by Purchaser may be classified as “brokered deposits” by Purchaser’s regulators.

“Business” shall have the meaning specified in Recital C.

“Business Day” means a day on which Seller is open for business and which is not a Saturday or Sunday.

“Cash” means the face amount of the Money Desk CDs as of the Closing.

“Closing” and “Closing Date” refer to the closing for the assumption of the Business to be held at such time and date as provided for in Article 10 hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“Information” shall have the meaning set forth in Section 7.2(b).

“Losses” means losses, liabilities, damages (including forgiveness or cancellation of obligations), expenses, costs and legal fees and disbursements collectively.

“Material Adverse Effect” means a material adverse effect on the conditions, financial or otherwise, results of operations or prospects of the Business, or on the consummation of the transactions contemplated hereby.

“Money Desk CDs” mean, as of any date, the principal amount and accrued but unpaid interest of certificates of deposit booked by Seller through the internet, provided, however, that Money Desk CDs shall not include any deposit liabilities which, by law or contract (including the terms of any relevant deposit agreement), either Purchaser is not permitted to assume or Seller is not permitted to sell, transfer, assign or otherwise dispose of.

“Purchase Premium” means the principal amount of the Money Desk CDs multiplied by 34 basis points, plus accrued interest.

“Records” means all records and original documents in Seller’s possession which pertain to and are utilized by Seller to administer, reflect, monitor, evidence or record information respecting the Business and the Money Desk CDs.

“Regulatory Approvals” means all approvals, permits, authorizations, waivers or consents of governmental agencies or authorities necessary or appropriate to permit consummation of the transactions contemplated herein and includes, without limitation, approval of the FDIC under the Bank Merger Act, and expiration of any applicable waiting period provided for in the Bank Merger Act without commencement of any action challenging Purchaser’s assumption of the Assumed Deposits hereunder by the United States Department of Justice.

“Statement” means the statement reflecting the Cash and Money Desk CDs to be transferred at the Closing, plus the Purchase Premium, all calculated as of 10:00 a.m. pacific standard time on the Closing Date. The Statement shall be prepared by Seller, in consultation with Purchaser.

“Taxes” means any federal, state or local taxes, including but not limited to taxes on or measured by income, estimated income, franchise, capital stock, employee withholding, non-resident alien withholding, backup withholding, social security, occupation, unemployment, disability, value added taxes, taxes on services, real property, personal property, sales, use, excise, transfer, gross receipts, inventory and merchandise, business privilege, and other taxes or governmental fees or charges or amounts required to be withheld and paid over to any government in respect of any tax or governmental fee or charge, including any interest, penalties, or additions to tax on the foregoing whether or not disputed.

“Transactions” shall have the meaning set forth in Section 9.1(d).

ARTICLE 2

THE TRANSACTIONS

2. Transfer and Consideration. Subject to the terms and conditions set forth in this Agreement, at the Closing Purchaser shall assume the Assumed Deposits and the obligation to pay the Accrued Interest thereon, and receive the Cash (including all accrued but unpaid interest as of Closing) plus the Purchase Premium as set forth on the Statement (subject to any adjustments pursuant to Section 2.2 or 8.4, if applicable), and Seller shall pay and deliver the Cash plus the Purchase Premium to Purchaser, and assign, transfer, convey and deliver to Purchaser all of Seller’s right, title and interest in and to the Assumed Deposits.

ARTICLE 3

LIMITATION OF LIABILITIES ASSUMED

3.1 Limitation of Liabilities Assumed. Except as otherwise expressly provided in this Agreement, neither Purchaser nor any of its Affiliates shall assume pursuant hereto any liabilities, obligations or duties of Seller or any of its Affiliates of any kind or nature, whether or not accrued or fixed, absolute or contingent, determined or determinable (including, without limitation, any penalties, fines or compensatory or punitive damages of any kind whatsoever), existing at the time of or arising out of or relating to acts, events or omissions to act that occurred at or prior to the Closing. Seller shall retain and duly perform any and all such liabilities, obligations or duties other than those for and arising out of, the Assumed Deposits to the extent expressly provided otherwise under this Agreement.

ARTICLE 4

TRANSITIONAL MATTERS

4.1 Certain Procedures. Promptly after the execution of this Agreement, Seller will meet with Purchaser to investigate, confirm and agree upon mutually acceptable procedures for transaction settlement and data processing services, to the extent necessary for orderly consummation of the transactions contemplated hereby. The agreed upon procedures will be documented by memorandum or other written form. If Purchaser elects to conduct an automatic data processing conversion, each party shall bear its own costs in connection with such conversion.

4.2 Customers. To the extent required by applicable law or regulation, after execution of this Agreement and prior to Closing, Seller and Purchaser shall, either individually or jointly, notify the depositors of the Money Desk CDs of the transactions contemplated hereby. As promptly as practicable following Closing, each of Seller and Purchaser shall provide, or join in providing where appropriate, all notices to such depositors of the Assumed Deposits and other persons that Seller or Purchaser, as the case may be, is required to give by any regulatory authority having jurisdiction, or under applicable law or the terms of any other agreement between Seller and any customer in connection with the transactions contemplated hereby. All costs and expenses of any notice or communication sent or published by Purchaser or Seller shall be the responsibility of the party sending such notice or communication and all costs and expenses of any joint notice or communication shall be shared equally by Seller and Purchaser.

4.3 Assumption of Obligations. Following the Closing, Purchaser shall assume and thereafter timely discharge any and all of the duties and obligations of Seller with respect to the Assumed Deposits not retained by the Seller and arising after the Closing, including but not limited to, those which may arise under account agreements, applicable laws, regulations, Operating Circulars of the Federal Reserve Banks, agreements and rules of automated clearing houses and other payment systems which relate thereto.

4.4 Maintenance of Records. Through the Closing Date, Seller will maintain the Records relating to the Money Desk CDs in accordance with safe and sound banking practices and in a manner consistent with past practice, which is understood by Seller to be generally in accordance with GAAP. On the Closing Date, Seller shall assign, transfer, and deliver to the Purchaser all Records relating to the Assumed Deposits. The Purchaser agrees that it shall retain, for as long as may be required by applicable law and in accordance with customary business practices, all of the Records for the joint benefit of itself and the Seller. From and after the Closing Date, Purchase shall provide Seller reasonable access to any applicable Records in such party’s possession relating to matters arising on or before the Closing Date and reasonably necessary in connection with any claim, action, litigation or other proceeding involving the Assumed Deposits and the party requesting access to such Records.

4.5 Interest Reporting and Withholding.

(a) Purchaser shall report to the applicable taxing authorities and holders of Assumed Deposits, with respect to all periods on and after January 1 of the year in which the Closing Date shall occur, all interest credited to, withheld from and early withdrawal penalties imposed upon the Assumed Deposits. Any amounts required by any governmental agencies to be withheld from any of the Assumed Deposits through the Closing Date will be withheld by Seller in accordance with applicable law or appropriate notice from any governmental agency and will be remitted by Seller to the appropriate agency on or prior to the applicable due date. Any such withholding required to be made subsequent to the Closing Date shall be withheld by Purchaser in accordance with applicable law or appropriate notice from any governmental agency and will be remitted by Purchaser to the appropriate agency on or prior to the applicable due date. On the Closing Date, Seller shall: (1) provide Purchaser with all requisite interest reporting and withholding documentation so that Purchaser may discharge its obligations under this paragraph; and (2) pay to Purchaser that portion of any sums withheld by Seller from any Assumed Deposits which are or may be required to be remitted by Purchaser pursuant to the foregoing. Seller shall directly remit to the applicable governmental agency that portion of any such sums that are required to be remitted by Seller.

(b) Purchaser shall be responsible for delivering to payees all IRS notices with respect to information reporting and tax identification numbers required to be delivered for the year in which the Closing Date will occur with respect to the Assumed Deposits. Seller shall provide all such information it has to assist Purchaser in fulfilling its responsibility hereunder.

(c) Purchaser will make all required reports to applicable Tax or other governmental authorities, with respect to all periods on and after January 1 of the year in which the Closing Date shall occur, concerning all interest and points received by the Purchaser and Seller, to the extent such information has been provided by seller.

(d) At Purchaser’s option, Seller shall cause DHI Computing Service, Inc. to provide its reporting and other services to Purchaser for the year 2004 to allow Purchaser to perform its obligations hereunder.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants as follows:

5.1 Corporate Organization and Authority. Seller is a federally chartered savings bank, duly organized, validly existing and in good standing under the laws of the United States of America and has the requisite power and authority to conduct the business now being conducted at its banking offices, and to accept and maintain the Money Desk CDs and Assumed Deposits. Seller is a member of SAIF and the Money Desk CDs and Assumed Deposits maintained at its banking offices are insured by SAIF, subject to applicable FDIC coverage limitations. Seller has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement is a valid and binding agreement of Seller enforceable in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

5.2 No Conflict; Licenses and Permits; Compliance with Laws and Regulations. The execution, delivery and performance of this Agreement by Seller does not, and will not, (i) violate any provision of its charter or by-laws or (ii) violate or constitute a breach of, or default under, any law, rule, regulation, judgment, decree, ruling or order of any court, government or governmental agency to which Seller is subject or under any agreement or instrument of Seller, or to which Seller is subject or is a party or by which Seller is otherwise bound, or to which any of the Money Desk CDs are subject, which violation, breach, contravention or default referred to in this clause would have a Material Adverse Effect, individually or in the aggregate. Seller has all material licenses, franchises, permits, certificates of public convenience, orders and other authorizations of all federal, state and local governments and governmental authorities necessary for the lawful conduct of its business at its banking offices as now conducted and all such licenses, franchises, permits, certificates of public convenience, orders and other authorizations are valid and in good standing and are not subject to any suspension, modification or revocation or proceedings related thereto.

5.3 Approvals and Consents. Except as required to obtain the Regulatory Approvals, no notices, reports or other filings are required to be made, as of the date hereof, by Seller with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained, as of the date hereof, by Seller from, any governmental or regulatory authorities in connection with the execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby.

5.4 Litigation and Liabilities. To Seller’s knowledge, no action, suit, proceeding or investigation is pending, or threatened against Seller at law, in equity or otherwise, in, before or by any court or governmental agency or authority, related to the Money Desk CDs or the Assumed Deposits and for which no insurance coverage is maintained by Seller. There is no action, suit, proceeding or investigation pending or, to Seller’s knowledge, threatened against Seller at law, in equity or otherwise, in, before, or by any court or governmental agency or authority related to the Money Desk CDs. There are no unsatisfied judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court, an administrative agency or by an arbitrator) against Seller or any of its subsidiaries or against any of its or their properties, assets or businesses that, if resolved adversely would, individually or in the aggregate, have a Material Adverse Effect. Seller shall provide Purchaser with a schedule at Closing listing any such items described in this section.

5.5 Regulatory Matters. There are no pending, or, to the knowledge of Seller, threatened, disputes or controversies between Seller and any federal, state or local governmental authority that, individually or in the aggregate, directly involve or reasonably could be expected to have a Material Adverse Effect.

5.6 Brokers’ Fees. Except for Pimco Advisors CD Distributors, LLC, (whose fee shall be paid by Seller), Seller has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement.

5.7 Compliance With Laws. The Business has been conducted in substantial compliance with all federal, state and local laws, regulations and ordinances applicable thereto, except for any failures to comply that would not, individually or in the aggregate, result in a Material Adverse Effect, and Seller has not been in violation of the Bank Secrecy Act, the USA Patriot Act, or their related statutes and regulations.

5.8 Agreements with Regulatory Authorities. Seller is not a party to any written order, decree, agreement or memorandum of understanding with, or commitment letter or similar submission to, any federal or state governmental agency or authority charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits nor has Seller been advised by any such regulatory authority that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter of submission, which order, decree, agreement, memorandum of understanding, commitment letter or submission either (i) could reasonably be expected to prevent or impair the ability of Seller to perform its obligations under this Agreement in any material respect, or (ii) could impair the validity or consummation of this Agreement or the transactions contemplated hereby.

5.9 Books and Records. Since December 31, 2000, the books, accounts and records relating to the Money Desk CDs and the Assumed Deposits have been maintained in accordance with safe and sound banking practices and in a manner consistent with past practice, which is generally in accordance with generally accepted accounting principles.

5.10 Brokered Deposits. Excluding deposits to Primary Financial as Custodian for various Credit Unions, seller is not aware of any Brokered Deposits among the Assumed Deposits.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants as follows:

6.1 Corporate Organization and Authority. Purchaser is a state chartered banking association, duly organized, validly existing and in good standing under the laws of the State of Ohio and the United States of America, as applicable. Purchaser has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement, to consummate the transactions contemplated hereby, to assume and maintain the Assumed Deposits. This Agreement is a valid and binding agreement of Purchaser enforceable in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Purchaser is a member of SAIF and its deposits are insured by the FDIC, subject to applicable FDIC coverage limitations.

6.2 No Conflict; Licenses and Permits; Compliance with Laws and Regulations. The execution, delivery and performance of this Agreement by Purchaser does not, and will not, violate any provision of its charter or by-laws or violate or constitute a breach or contravention of or default under any law, rule, regulation, order, judgment, decree or filing of any government, governmental authority or court to which Purchaser is subject or under any agreement or instrument of Purchaser, or to which Purchaser is otherwise bound, which violation, breach, contravention or default, individually or in the aggregate, (i) could be expected to prevent or impair the ability of Purchaser to perform its obligations under this Agreement in any material respect or (ii) could impair the validity or consummation of this Agreement or the transactions contemplated hereby.

6.3 Approvals and Consents. Except as required to obtain the Regulatory Approvals, no notices, reports or other filings are required to be made by Purchaser with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Purchaser from, any governmental or regulatory authorities in connection with the execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated hereby by Purchaser.

6.4 Agreements with Regulatory Authorities. Purchaser is not a party to any written order, decree, agreement or memorandum of understanding with, or commitment letter or similar submission to, any federal or state governmental agency or authority charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits nor has Purchaser been advised by any such regulatory authority that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum or understanding, commitment letter or submission, in each case which order, decree, agreement, memorandum of understanding, commitment letter or submission (i) could reasonably be expected to prevent or impair the ability of Purchaser to perform its obligations under this Agreement in any material respect or (ii) could impair the validity or consummation of this Agreement or the transactions contemplated hereby.

6.5 Brokers’ Fees. Purchaser has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement.

ARTICLE 7

COVENANTS OF THE PARTIES

7.1 Activity in the Ordinary Course. From the date hereof, and until the Closing Date, Seller shall conduct the Business in the ordinary and usual course following substantially the same practices and standards, including, without limitation, practices with respect to the keeping of the books, accounts and records of the Money Desk CDs, as they have been consistently applied since December 31, 2000 and will not enter into any transaction with respect to any of the Money Desk CDs or make any commitment with respect to the Money Desk CDs except in the ordinary and usual course of business consistent with past practice. From the date hereof and until the Closing Date, Seller shall not, without the prior written consent of Purchaser:

(i) Offer interest rates or terms on any Money Desk CDs which are not determined in a way consistent with past practice and procedure;

(ii) Take, or permit its Affiliates to take, any action impairing Purchaser’s rights in any Money Desk CD.

7.2 Access and Confidentiality.

(a) Between the date of this Agreement and the Closing Date, Seller shall afford to Purchaser and its officers, employees, agents and representatives reasonable access to the properties, books, records, contracts, documents, files and other information of or relating to the Money Desk CDs and Assumed Deposits. Seller shall cause its personnel to be reasonably available during normal business hours, to an extent not disruptive of ongoing operations, to provide information and assistance in connection with Purchaser’s investigation of matters relating to the Money Desk CDs and Assumed Deposits and to familiarize Purchaser with basic policies and operational procedures of Seller relating to the Money Desk CDs and Assumed Deposits.

(b) Each party to this Agreement shall hold, and shall cause its respective directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless disclosure to a bank regulatory authority is necessary in connection with any Regulatory Approval or unless compelled to disclose by judicial or administrative process or, in the written opinion of its counsel, by other requirements of law or the applicable requirements of any regulatory agency or relevant stock exchange, all non-public records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning (i) depositors of the Money Desk CDs or (ii) the other party (or, if required under a contract with a third party, such third party) furnished it by such other party or its representatives pursuant to this Agreement (except to the extent that such Information can be shown to have been (a) previously known by such party on a non-confidential basis, (b) in the public domain through no fault of such party or (c) later lawfully acquired from other sources by the party to which it was furnished), and neither party shall release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, bankers, other consultants and advisors and, to the extent permitted above, to bank regulatory authorities.

7.3 Regulatory Approvals. As soon as practicable after the date of this Agreement, and no later than five (5) Business Days from the date hereof, Purchaser and Seller, shall prepare and file any applications to federal or state regulatory authorities for approvals necessary, including all Regulatory Approvals, for such party to consummate the transactions contemplated by this Agreement. Purchaser and Seller shall each use its good faith efforts to obtain each such approval, will cooperate in connection therewith (including the furnishing of any undertaking or commitments which may be required to obtain the Regulatory Approvals to the extent deemed reasonable by the undertaking or committing party) and provide the other with copies of any applications and all correspondence relating thereto prior to filing, other than material filed in connection therewith under a claim of confidentiality.

7.4 Delivery of Records at Closing. At or prior to the Closing, Seller will deliver to Purchaser all Records pertaining to the Assumed Deposits. Purchaser acknowledges that any of the Records provided may not be originals, but may be copies retrieved from Seller’s electronic records system if Seller is unable to provide the originals.

7.5 Further Assurances. Purchaser and Seller agree to use all reasonable efforts to satisfy or cause to be satisfied as soon as practicable their respective obligations hereunder and the conditions precedent to the Closing. Each of Seller and Purchaser will execute, acknowledge and deliver such instruments and take such other actions as the other party may reasonably require in order to carry out the intent of this Agreement. On and after the Closing Date, each party will promptly deliver to the other all mail and other communications which are properly addressable or deliverable to the other as a consequence of the transactions pursuant to this Agreement; and without limitation of the foregoing, on and after the Closing Date, Seller shall promptly forward any mail, communications or other material relating to the Assumed Deposits, to such employees of Purchaser at such addresses as may from time to time be specified by Purchaser in writing.

7.6 Notices of Default. Seller and Purchaser shall each promptly give written notice to the other upon becoming aware of any event which causes or constitutes a breach of any of their respective representations, warranties, covenants or agreements contained in this Agreement.

ARTICLE 8

TAXES

8.1 Liability of Seller. Seller shall be liable for and indemnify Purchaser for all Taxes imposed on such Assumed Deposits or payments in respect thereof for (i) any taxable year or period that ends on or before the Closing Date and (ii), with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date.

8.2 Liability of Purchaser. Purchaser shall be liable for and indemnify Seller for all Taxes imposed on Assumed Deposits or payments in respect thereof for (i) any taxable year or period that begins after the Closing Date and (ii), with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year beginning after the Closing Date.

8.3 Proration of Taxes. Except as otherwise agreed to by the parties, whenever it is necessary to determine the liability for Taxes for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of the Taxes for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be determined by assuming that the taxable year or period ended at the close of business on the Closing Date.

8.4 Payment of Amount Due under Article 8. Any payment by Seller to Purchaser, or to Seller from Purchaser, under this Article 8 to the extent due at the Closing may be offset against any payment due the other party at the Closing. All subsequent payments under this Article 8 shall be made as soon as practicable.

ARTICLE 9

CONDITIONS TO CLOSING

9.1 Conditions to Obligations of Purchaser. Unless waived in writing by Purchaser, the obligation of Purchaser to consummate the transactions contemplated by this Agreement to be consummated at the Closing is conditioned upon fulfillment, at or before the Closing, of each of the following conditions:

(a) Governmental Consents. All consents, approvals and authorizations required to be obtained prior to the Closing from governmental and regulatory authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Regulatory Approvals, shall have been made or obtained, and shall remain in full force and effect, all waiting periods applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated and all required regulatory filings shall have been made.

(b) Orders. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and would result in a Material Adverse Effect.

(c) Representations and Warranties. Each of the representations and warranties of Seller contained in this Agreement shall be true when made and in all material respects as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date (except that representations and warranties that are made as of a specific date need be true only on and as of such date); each of the covenants and agreements of Seller to be performed on or prior to the Closing Date shall have been duly performed ; and Purchaser shall have received at the Closing a certificate to the foregoing effect, dated as of the Closing Date and executed by the President or any Vice President of Seller.

(d) Board Resolutions; Incumbency Certificates. Purchaser shall have received from Seller certified resolutions or unanimous consents of the Board of Directors of Seller authorizing the execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Transactions”) and certificates as to incumbency and signatures of officers authorized to execute this Agreement.

9.2 Conditions to Obligations of Seller. Unless waived in writing by Seller, the obligation of Seller to consummate the transactions contemplated by this Agreement to be consummated at the Closing, is conditioned upon fulfillment, at or before the Closing, of each of the following conditions:

(a) Governmental Consents. All consents, approvals, permits and authorizations required to be obtained prior to the Closing from governmental and regulatory authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Regulatory Approvals, shall have been made or obtained and shall remain in full force and effect; and all waiting periods applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated and all required regulatory filings shall have been made.

(b) Orders. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and would result in a Material Adverse Effect.

(c) Representations and Warranties. Each of the representations and warranties of Purchaser contained in this Agreement shall be true when made and in all material respects as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date (except that representations and warranties that are made as of a specific date need be true only on and as of such date); each of the covenants and agreements of Purchaser to be performed on or prior to the Closing Date shall have been duly performed ; and Seller shall have received at the Closing a certificate to the foregoing effect, dated as of the Closing Date and executed by the President or any Vice President of Purchaser.

(d) Board Resolutions; Incumbency Certificates. Seller shall have received from Purchaser certified resolutions or unanimous consents of the Board of Directors of Purchaser authorizing the execution and delivery of this Agreement, the consummation of the Transactions and certificates as to incumbency and signatures of officers authorized to execute this Agreement.

ARTICLE 10

CLOSING PROCEDURES

10.1 The Closing. The closing of the Transactions (the “Closing”) shall be on the date (the “Closing Date”) mutually agreeable to the parties hereto following receipt of all required consents and Regulatory Approvals; provided, however, that such Closing Date shall be no later than January 15, 2005. The Closing shall be deemed to occur at 10:00 a.m. pacific standard time on the Closing Date.

10.2. Payments On The Closing Date. At the Closing, Seller shall pay Purchaser the amount set forth on the Statement, less any adjustments pursuant to the terms of this Agreement. Seller shall make payment to Purchaser on the Closing Date by a wire transfer of immediately available United States dollars no later than 2:00 p.m. pacific standard time, to an account designated in writing by Purchaser. Purchaser shall provide Seller with wire instructions prior to the Closing Date.

10.3 Deliveries by Seller. At the Closing, Seller will deliver to Purchaser:

(a) Such instruments of assignment as to the Assumed Deposits as shall be necessary to effect the assignment by Seller of the Assumed Deposits to Purchaser in accordance with the terms hereof; and

(b) The certificate specified in Section 9.1(c).

(c) The certificate and resolutions (or consents) set forth in 9.1(d).

10.4 Deliveries by Purchaser. At the Closing, Purchaser will deliver to Seller:

(a) Such instruments of assumption as to the Assumed Deposits as shall be necessary to effect the assumption by Purchaser of such Assumed Deposits in accordance with the terms hereof; and

(b) The certificate specified in Section 9.2(c).

(c) The certificate and resolutions (or consents) set forth in 9.2(d).

ARTICLE 11

TERMINATION

11.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) By the mutual consent of Purchaser and Seller;

(b) By Seller or Purchaser, in the event of a material breach by the other of any representation, warranty or agreement contained herein which is not cured or cannot be cured within fifteen (15) days after written notice of such termination has been delivered to the breaching party; provided, however, that termination pursuant to this Section 11.1(b) shall not relieve the breaching party of liability for such breach or otherwise;

(c) By Seller or Purchaser, in the event that the Closing has not occurred by January 15, 2005, unless the failure to so consummate by such time is due to a breach of this Agreement by the party seeking to terminate; or

(d) By Seller or Purchaser at any time after the final denial or revocation of any Regulatory Approval.

11.2 Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby pursuant to Section 11.1, no party hereto (or any of its directors, officers, employees, agents or Affiliates) shall have any further obligation to any other party hereunder, except as provided in Section 7.2(b) and except that nothing herein will relieve any party from liability for any breach of this Agreement; provided that in no event shall the defaulting party be liable for an amount in excess of the non-defaulting party’s out of pocket expenses.

ARTICLE 12

INDEMNIFICATION

12.1 Indemnification.

(a) Seller shall indemnify and hold harmless Purchaser and any person directly or indirectly controlling Purchaser, from and against any and all Losses which Purchaser may suffer, incur or sustain arising out of or attributable to (i) any misrepresentation or any breach of any representation or warranty made by Seller pursuant to this Agreement, (ii) any breach of any agreement to be performed by Seller pursuant to this Agreement, (iii) any third party claim, penalty asserted, legal action or administrative proceeding based upon any action taken or omitted to be taken by Seller or resulting from any transaction or event occurring prior to the Closing, relating in any such case to the Business, the Money Desk CDs, or the Assumed Deposits, or (iv) any liability, obligation or duty of Seller relating to the operation of the businesses of Seller other than the Business.

(b) Purchaser shall indemnify and hold harmless Seller and any person directly or indirectly controlling Seller, from and against any and all Losses which Seller may suffer, incur or sustain arising out of or attributable to (i) any misrepresentation or breach of any representation or warranty made by Purchaser pursuant to this Agreement, (ii) any breach of any agreement to be performed by Purchaser pursuant to this Agreement, (iii) any claim, penalty asserted, legal action or administrative proceeding based upon any action taken or omitted to be taken by Purchaser or resulting from any transaction or event occurring after the Closing, relating in any such case to the Assumed Deposits, or (iv) any liability, obligation or duty of Purchaser relating to the operation of any businesses of Purchaser.

(c) To exercise its indemnification rights under this Section 12.1 as the result of an assertion against it of any claim or potential liability for which indemnification is provided, the indemnified party shall promptly notify the indemnifying party of the assertion of such claim, discovery of any such potential liability or the commencement of any action or proceeding in respect of which indemnity may be sought hereunder. The indemnified party shall advise the indemnifying party of all facts relating to such assertion within the knowledge of the indemnified party, and shall afford the indemnifying party the opportunity, at the indemnifying party’s sole cost and expense, to defend against such claims for liability. In any such action or proceeding, the indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at its own expense unless (i) the indemnifying party and the indemnified party mutually agree to the retention of such counsel or (ii) the named parties to any such suit, action, or proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party, and in the reasonable judgment of the indemnified party, representation of the indemnifying party and the indemnified party by the same counsel would be inadvisable due to actual or potential differing or conflicts of interests between them.

(d) The indemnified party shall have the right to settle or compromise any claim or liability subject to indemnification under this Section 12.1, and to be indemnified from and against all Losses resulting therefrom, unless the indemnifying party, within sixty (60) days calendar days after receiving written notice of the claim or liability in accordance with Section 12.1(c) above, notifies the indemnified party that it intends to defend against such claim or liability and undertakes such defense, or, if required in a shorter time than sixty (60) calendar days, the indemnifying party makes the requisite response to such claim or liability asserted. Settlement of any indemnity claim by an indemnifying party shall be subject to the reasonable approval of the indemnified party to the extent of any non-monetary aspect.

ARTICLE 13

MISCELLANEOUS

13.1 Survival. The parties’ respective representations and warranties contained in this Agreement shall survive.

13.2 Assignment. Neither this Agreement nor any of the rights, interests or obligations of either party hereunder may be assigned by either of the parties hereto without the prior written consent of the other party.

13.3 Binding Effect. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as expressly provided in Section 12.1, the parties hereto intend that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

13.6 Notices. All notices, requests, demands, consents and other communications given or required to be given under this Agreement and under the related documents shall be in writing and delivered to the applicable party at the address indicated below:

If to Seller:	Pan American Bank, FSB
3990 Westerly Place, Suite 200
Newport Beach, California 92660
Attention: Garland Koch
Chief Financial Officer
(949) 224-1910 (Facsimile)

With a Copy To:

Manatt, Phelps & Phillips, LLP
1001 Page Mill Road, Building 2
Palo Alto, California 94304
Attention: Angelee H. Harris
(650) 213-0260 (Facsimile)

If to Purchaser:	Geauga Savings Bank
10800 Kinsman Road
Newbury, Ohio 44065

Attention: Jennifer Brickman
Treasurer
(440) 564-9185 (Facsimile)

or, as to each party at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section. Any notices shall be in writing, including telegraphic or facsimile communication, and may be sent by registered or certified mail, return receipt requested, postage prepaid, or by fax, or by overnight delivery service. Notice shall be effective upon actual receipt thereof.

13.7 Incorporation. All Schedules and Exhibits attached hereto and to which reference is made herein are incorporated by references as if fully set forth herein.

13.8 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of state of California applicable to contracts made and entirely to be performed therein.

13.9 Entire Agreement. This Agreement contains the entire understanding of and all agreements between the parties hereto with respect to the subject matter hereof and supersedes any prior or contemporaneous agreement or understanding, oral or written, pertaining to any such matters which agreements or understandings shall be of no force or effect for any purpose; provided, however, that the terms of any confidentiality agreement between the parties hereto previously entered into, to the extent not inconsistent with any provisions of this Agreement, shall continue to apply. This Agreement may not be amended or supplemented in any manner except by mutual agreement of the parties and as set forth in a writing signed by the parties hereto or their respective successors in interest.

13.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.11 Headings. The headings used in this Agreement are inserted for purposes of convenience of reference only and shall not limit or define the meaning of any provisions of this Agreement.

13.12 Waiver. The waiver of any breach of any provision under this Agreement by any party shall not be deemed to be a waiver of any preceding or subsequent breach under this Agreement. No such waiver shall be effective unless in writing.

13.13 Amendments. This Agreement may be amended, modified, superseded or canceled, and any of the terms, representations, warranties or covenants hereof may be waived, only by written instrument executed by Seller and Purchaser or, in the case of a waiver, by the party waiving compliance.

13.14 Expenses. Unless specifically provided otherwise in this Agreement, each party shall bear and pay all costs and expenses which it incurs, or which may be incurred on its behalf in connection with the preparation of this Agreement and consummation of the transactions described herein, and the expenses, fees, and costs necessary for any approvals of the appropriate regulatory authorities.

13.15 Severability. If any provision of this Agreement or portion thereof is held invalid, illegal, void or unenforceable by reason of any rule of law, administrative or judicial provision or public policy, such provision shall be ineffective only to the extent invalid, illegal, void or unenforceable, and the remainder of such provision and all other provisions of this Agreement shall nevertheless remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

Pan American Bank FSB		Geauga Savings Bank

By	/s/ Garland Koch	By	/s/ Lloyd V. Clemmer
Its	Chief Financial Officer	Its	Chief Financial Officer

EXHBIIT A

ASSUMED DEPOSITS